Exhibit 3.26

ARTICLES OF INCORPORATION

of

FLEETWOOD HOMES OF NORTH CAROLINA, INC.
(NAME OF CORPORATION)

We, the undersigned natural persons of the age of twenty-one years or more, do hereby associate ourselves into a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act,” and the several amendments thereto, and to that end do hereby set forth:

1.             The name of the Corporation is FLEETWOOD HOMES OF NORTH CAROLINA, INC.

2.             The period of duration of the corporation shall be perpetual (May be perpetual or for a limited period)

3.             The purpose or purposes for which the corporation is organized are:

Any lawful act or activity for which corporations may be incorporated in North Carolina

4.             The aggregate number of shares which the corporation shall have authority to issue is 250.  The designation of each class, number of shares of each class, if any, within each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:

Class	Series	Number of Shares	Par value per share
Common	—	250	$100.00

The preferences, limitations and relative rights in respect of the shares of each class are as follows:

None

5.             The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $25,000.

6.             The address of the initial registered office of the corporation (including county and city or town, and street and number, if any) is c/o C T Corporation System, Wachovia Building, 100 South Corcoran Street, Durham, Durham County, North Carolina 27702 and the name of the initial registered agent at such address is C T Corporation System.

7.             The number of directors of the corporation may be fixed by the by-laws, but shall not be less than three, except as provided in Sec. 55-25.

The number of directors constituting the initial board of directors shall be three and the names and addresses (including street and number, if any) of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

NAMES	ADDRESSES

John C. Crean	P.O. Box 7638, 3125 Myers St., Riverside, California 92503

William W. Weide	P.O. Box 7638, 3125 Myers St., Riverside, California 92503

Dale T. Skinner	P.O. Box 7638, 3125 Myers St., Riverside, California 92503

8.             The names and addresses (including street and number, if any) of all of the incorporators are:

NAMES	ADDRESSES

M. A. Shelton	700 S. Flower, Ste. 1010, Los Angeles, CA 90017

H. R. Gaxiola	700 S. Flower, Ste. 1010, Los Angeles, CA 90017

D. A. Tiu	700 S. Flower, Ste. 1010, Los Angeles, CA 90017

9.             In addition to the general powers granted corporations under the laws of the State of North Carolina, the corporation shall have full power and authority to:  N/A

10.           *No holder of any shares of any class of stock of the corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase or receive any part of any unissued stock of any class of the corporation, or of any stock of any class issued and thereafter acquired by the corporation, whether now authorized or hereafter created, or of any securities of any kind convertible into or evidencing the right to subscribe for or purchase or receive any stock of any class of the corporation, whether now authorized or hereafter created, and in either case, whether issued for cash, property, services or any other consideration.

IN TESTIMONY WHEREOF, we have hereunto set our hands, this the 20th day of June, A.D. 1982.

/s/ M. A. Shelton
M. A. Shelton

/s/ H. R. Gaxiola
H. R. Gaxiola

/s/ D. A. Tiu
D. A. Tiu

*Insert any provision desired to be included in the Articles of Incorporation such as:  pre-emptive rights of shareholders, regulation of internal affairs of the corporation, any matters required to be set forth in the by-laws, etc.  See chapter 55 of the General Statutes.

STATE OF California

COUNTY OF Los Angeles

THIS IS TO CERTIFY, that on the 20 day of July, A.D. 1982 before me, a Notary Public personally appeared M. A. Shelton, H. R. Gaxiola, and D. A. Tiu, who I am satisfied are the persons named in and who executed the foregoing Articles of Incorporation, and I having first made known to them the contents thereof, they did each acknowledge that they signed and delivered the same as their voluntary act and deed for the uses and purposes therein expressed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal, this the 20 day of July, A.D. 1982.

/s/ Ramona E. Meza
Ramona E. Meza, Notary Public

(L.S.)